August 10, 2011

The Board of Directors
3Power Energy Group Inc.

Gentlemen:

I hereby resign from my positions as Chief Executive Officer, Chief Financial Officer, as a member of the board of directors of 3Power Energy Group Inc. (the “Company”), and any other positions I hold with the Company, effective immediately.

Sincerely,

/s/ Riccardo Valentini

Riccardo Valentini